Independent Auditors' Consent


The Board of Directors
The Great Train Store Company

We consent to incorporation by reference in the registration statement on Form S-8 of The Great Train Store Company of our report dated February 4, 1997, except as to note 3 which is as of March 19, 1997, relating to the consolidated balance sheet of The Great Train Store Company and subsidiaries as of December 28, 1996 and the related consolidated statements of operations, stockholders' equity and cash flows for the years ended December 28, 1996 and December 30, 1995, which report appears in the December 28, 1996 annual report on Form 10-KSB of The Great Train Store Company.


                                                    /s/ KPMG Peat Marwick LLP

                                                    KPMG Peat Marwick LLP

Dallas, Texas
October 6, 1997